Exhibit 107
The prospectus for the Capital One Multi-asset Execution Trust
Class A(2025-3)
Card series notes to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate amount of such
Class A(2025-3)
notes is $1,000,000,000.